EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Huttig Building Products, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 333-92495, 333-92497, 333-92499, 333-75610, 333-81410, 333-131090, and 333-145151 on Form S-8 and registration statement No. 333-130525 on Form S-3 of Huttig Building Products, Inc. of our reports dated February 29, 2008, with respect to the consolidated balance sheets of Huttig Building Products, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of Huttig Building Products, Inc.

/s/  KPMG LLP

St. Louis, Missouri
February 29, 2008

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